Exhibit 99.1

GENERAL GROWTH PROPERTIES APPOINTS DEBRA CAFARO

TO BOARD OF DIRECTORS

CHICAGO, IL (March 29, 2010) — General Growth Properties, Inc. (NYSE: GGP) today announced that Debra A. Cafaro has been named to GGP’s Board of Directors.  She will serve on GGP’s Capital Committee.

Ms. Cafaro is Chairman, President and Chief Executive Officer of Chicago-based Ventas, Inc. (NYSE: VTR), an S&P 500 company, one of the nation’s leading healthcare real estate investment trusts and one of the largest REITs in the country by equity market capitalization.  Ms. Cafaro is also Chair of the National Association of Real Estate Investment Trusts (NAREIT™), the representative voice for U.S. REITs.

“We are honored to welcome Debra to GGP’s Board of Directors,” GGP Chief Executive Officer Adam Metz said.  “She brings focus on stakeholder interests and sound judgment to our Board.  Her proven skills as chief executive of Ventas, including experience with strategic decision making and corporate restructurings, provide her with critical knowledge of the issues GGP is facing as we continue to position GGP for emergence from bankruptcy.”

Ms. Cafaro joined Ventas as Chief Executive Officer and President in 1999 and was appointed Chairman of the Board in 2003.  From 1997 to 1998, she served as President and a director of Ambassador Apartments, Inc., a multifamily REIT.  In addition to her role at NAREIT™, Ms. Cafaro is a director of Weyerhaeuser Company, one of the world’s largest integrated forest products companies; a director of World Business Chicago, Chicago’s not-for-profit economic development corporation chaired by Mayor Richard M. Daley; and a member of the Real Estate Roundtable.  Ms. Cafaro is admitted to the Bar in Illinois and Pennsylvania.  Ms. Cafaro received her J.D. cum laude from the University of Chicago Law School and her B.A. magna cum laude from the University of Notre Dame.

The appointment of Ms. Carafo, an independent director, brings the number of directors of GGP to nine.

ABOUT GGP

GGP currently has ownership interest in, or management responsibility for, over 200 regional shopping malls in 43 states, as well as ownership in planned community developments and commercial office buildings. The Company’s portfolio totals approximately 200 million square feet of retail space and includes over 24,000 retail stores nationwide. The Company’s common stock is traded on the New York Stock Exchange under the symbol GGP.

#   #   #